Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
Media Contact:	Lauren C. Steele Senior VP, Corporate Affairs 704-557-4551
Investor Contact:	James E. Harris Senior VP, Shared Services & CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol:	COKE
May 6, 2014	Quoted:	The NASDAQ Global Select Market

Coca-Cola Bottling Co. Consolidated Reports First Quarter 2014 Results

CHARLOTTE, NC – Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $2.4 million, or basic net income per share of $.26, on net sales of $388.6 million for the first quarter of 2014, compared to net income of $4.9 million, or basic net income per share of $.53, on net sales of $383.6 million for the first quarter of 2013. The results for the first quarter of 2014 included $0.5 million of after-tax gains ($0.8 million on a pre-tax basis) due to mark-to-market adjustments on commodity hedges, $1.2 million of expenses ($2.0 million on a pre-tax basis) related to franchise territory expansion, and a $0.2 million increase to tax expense primarily due to an increase in the valuation allowance. The results for the first quarter of 2013 included $0.3 million of after-tax losses ($0.5 million on a pre-tax basis) due to mark-to-market adjustments on commodity hedges, $0.3 million of expenses ($0.6 million on a pre-tax basis) related to franchise territory expansion, and a $0.4 million decrease to tax expense due to certain favorable tax items associated with the American Taxpayer Relief Act (H.R.8) enacted on January 2, 2013 and other income tax changes.

On a comparable basis, the Company earned $3.3 million in the first quarter of 2014, or comparable basic net income per share of $.36, versus $5.1 million in the first quarter of 2013, or comparable basic net income per share of $.55.

The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the first quarters of 2014 and 2013:

	First Quarter
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2014	2013	2014	2013
Reported net income (GAAP)	$2,449	$4,862	$0.26	$0.53

Net (gain) loss on commodity hedges, net of tax	(478)	298	(0.05)	0.03
Expenses related to franchise territory expansion, net of tax	1,226	344	0.13	0.04
Changes in reserves for uncertain tax positions, valuation allowance for certain deferred tax assets and other income tax changes	147	(419)	0.02	(0.05)

Total	895	223	0.10	0.02

Comparable net income (a)	$3,344	$5,085	$0.36	$0.55

(a)	This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the first quarters of 2014 and 2013. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.

J. Frank Harrison, III, Chairman and CEO, said, “Our business continues to face a challenging market place as consumer tastes and buying patterns evolve. We are focused on evolving with our customers and consumers to ensure that we provide the right products in the right channels at the right price to meet their needs. We continue to innovate and bring new packaging to the market as evidenced by the 253 ml bottle we introduced recently. This package is a smaller serving size designed to attract new consumers and provide existing consumers who want a smaller serving size an alternative. We will continue to innovate and invest in our business in order to drive long-term value growth.

We are also continuing our work on agreements with The Coca-Cola Company for the anticipated franchise territory expansion covered in our previously announced letter of intent. We are excited about the prospect of serving consumers, customers and communities in these new territories as their local Coca-Cola bottler.”

Hank Flint, President and COO, added, “We are pleased with our sales and gross margin growth during the first quarter, which included volume growth of just under two percent. Our net income and earnings per share for the quarter were down from the prior year due to our investment in higher selling, delivery and administrative expenses to grow revenue, gross margin and market share on a longer term basis. These expenses include additional sales and marketing related expenses, including personnel, and transaction expenses incurred as we work to sign definitive agreements for additional franchise territories. We continue to take a long-term perspective on our business and believe that the investments we are making will help drive long-term value for our customers, consumers and shareholders.”

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding the following challenges we face in 2014: ongoing work on agreements for the proposed territory expansion that is described in the Letter of Intent dated April 15, 2013 with The Coca-Cola Company that we believe will provide us with the opportunity for growth in contiguous territories where we can leverage our current infrastructure and operational capabilities; and continuing to create value for our customers, consumers and shareholders.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions of bottlers by their franchisors; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 30, 2013 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
In Thousands (Except Per Share Data)

	First Quarter
	2014	2013
Net sales	$388,582	$383,551
Cost of sales	232,249	229,852

Gross margin	156,333	153,699
Selling, delivery and administrative expenses	144,217	138,211

Income from operations	12,116	15,488
Interest expense, net	7,223	7,379

Income before income taxes	4,893	8,109
Income taxes	1,792	2,440

Net income	3,101	5,669
Less: Net income attributable to noncontrolling interest	652	807

Net income attributable to Coca-Cola Bottling Co. Consolidated	$2,449	$4,862

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.26	$0.53

Weighted average number of Common Stock shares outstanding	7,141	7,141

Class B Common Stock	$0.26	$0.53

Weighted average number of Class B Common Stock shares outstanding	2,115	2,095

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.26	$0.52

Weighted average number of Common Stock shares outstanding – assuming dilution	9,296	9,276

Class B Common Stock	$0.26	$0.52

Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,155	2,135